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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington D.C. 20549



                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934




Date of Report                                     August 24, 1998
(Date of earliest event reported)





                   KIMBALL INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)





                          INDIANA
      (State or other jurisdiction of incorporation)

        0-3279                            35-0514506
(Commission File Number)     (IRS Employee Identification Number)

   1600 Royal Street, Jasper, Indiana               47549-1001
(Address of principal executive offices)            (Zip Code)


Registrants telephone number, including area code: (812) 482-1600


                         Not Applicable
(Former name or former address, if changed since last report)



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ITEM 5.  Other Events

The Registrant issued the following press release on August 24, 1998:


               KENTUCKY TIMBERLAND PURCHASE ASSURES FUTURE GROWTH
                   *        *        *        *        *
                 Trees As Well As Economy Likely To Benefit


JASPER, IN (August 24, 1998) -- Kimball International, Inc. announced today that it has acquired the largest privately-owned land parcel in the State of Kentucky, an 18.3-square mile site in Crittenden and Union Counties bordering the Ohio River.

Known as the Sturgis Property, the 11,700-acre site nearly doubles the timberland holdings of Kimball, one of the nation's leading furniture manufacturers, recognized for its long-term, sustainable forestry management practices. In addition, the newly-acquired property provides excellent sites for potential expansion of manufacturing facilities. Kimball currently operates manufacturing facilities in Fordsville, Greensburg and Cloverport, Kentucky.

The property has been owned by Alcoa, the world's leading producer of aluminum, for the past fifty years. The site has been managed under a mixed use of cattle ranching, farming and timber production, due to its diverse topography of level fields and rolling, wooded hills.

"The sale of such a massive tract of land is noteworthy," stated Gerald C. Finn, President and COO of New America International (NAI), the global real estate partnership retained by the Pittsburgh-based Alcoa to broker the sale. According to Willard Wells, Senior Corporate Real Estate Specialist at Alcoa, the company retained NAI and its investment sales affiliate, Terra Marketing, to sell the Sturgis Property because of their ability to access buyers on a national and international basis.

Kimball International was particularly interested in the Sturgis property because of the quality of the native hardwood timber resources, which have been well managed by Alcoa over the past ten years. Currently, Kimball owns over 70 forests, located mainly in Indiana and Kentucky. Prior to this purchase, these forests totaled nearly 15,000 acres.

Kimball's reputation for environmental sensitivity and responsible forest management practices are already well known in Kentucky. Working with the Kentucky Departments of Natural Resources, Fish and Wildlife and the Nature Preserves Commission, along with the Kentucky chapter of The Nature Conservancy, Kimball has set aside portions of its 3,000-acre forest tract known as the Lapland Barrens for the study and preservation of native Prairie grasses once thought extinct.

"At Kimball, we take a very long-term view to forest management," explained Ron Thyen, Senior Executive Vice- President of Operations. "We're planting and cultivating trees which require sixty to eighty years to mature. We won't live to see the fruits of our labor, perhaps neither will our children. It will be our grandchildren who will see the benefits."

Sustainable forestry practices at Kimball consider the entire "living forest" with an aim to preserve biodiversity. This approach looks at ecological, social and economic factors to insure a balance between environmental concerns and economic realities. Kimball has never condoned "clear-cutting", and instead

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practices "selective" harvesting, in which only a few mature trees are removed, allowing the remaining natural forest to thrive.

Added Mike Brinson, Forester for Kimball, "Research, time and experience has shown that forests can be professionally managed to maintain their integrity and provide a mix of benefits: timber, clean water, fish and wildlife habitat, outdoor recreation and natural beauty. That's where we come in..."

Foresters from Kimball Land Management Services offer forest management services to private landowners, and will conduct inspections and make recommendations for improvements. For selected properties, Kimball also offers a Forest Management Agreement in which Kimball assumes responsibility for the management of the landowner's forest land, providing the same high standards used on Kimball's own properties. Training in safe harvesting techniques is also frequently offered to private landowners, conducted by Kimball staff along with other forestry and government professionals.

"We feel that it's important for the citizens of the Commonwealth to know that we are excellent stewards of our environment", noted Thyen. "This applies not only to how we manage our forests, but also to how we manage our manufacturing operations. We foster a stewardship philosophy in pollution prevention, waste reduction and recycling efforts."

Asked about the possibility of the company expanding its manufacturing operations in Kentucky, Kimball CEO Doug Habig replied, " As a southern-Indiana-based company, most of our wood product manufacturing facilities have been located within the southern Indiana and western Kentucky area. Our future expansion plans will be based on issues of plant capacity, logistics and workforce availability. Given our diversified products and markets, this may mean different solutions for each." Added Habig, "However, the Sturgis property provides us with some excellent new options within proximity of many of our core operations."


To learn more about Kimball International, Inc., visit our web site on the Internet at www.kimball.com.






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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Kimball International, Inc.



                                  By:  Robert F. Schneider
                                       ROBERT F. SCHNEIDER
                                       Executive Vice President,
                                       Chief Financial Officer,
                                       Assistant Treasurer


Date: August 24, 1998